NEWS RELEASE
Contacts:    Sharon S. Wenzl
Cooper Standard
(248) 596-6211
sswenzl@cooperstandard.com

Cooper Standard Appoints J. Banas to Vice President, Corporate Controller and Chief Accounting Officer

NOVI, Mich., Aug. 28, 2015 – Cooper-Standard Holdings Inc. (NYSE: CPS), the parent Company of Cooper-Standard Automotive Inc. (“Cooper Standard”), today announced the appointment of Jonathan P. Banas to vice president, corporate controller and chief accounting officer, effective September 14. In this position, Banas will oversee all aspects of Cooper Standard’s accounting function including: ensuring regulatory compliance; setting and enforcing accounting policies; maintaining financial records; and developing world-class financial best practices. Based at Cooper Standard’s world headquarters in Novi, Banas will report to Matthew Hardt, executive vice president and chief financial officer.

“With more than 20 years of diverse, global experience in corporate finance and public accounting, Jon has demonstrated he is a proven leader, skilled at building strong teams and putting continuous improvement ideas into practice,” said Hardt. “I am confident that Jon will provide the technical and financial leadership necessary to support our global growth.”

Before joining Cooper Standard, Banas spent 11 years at ZF TRW (formerly TRW Automotive Holdings Corp.) in Livonia, Mich., where he served in roles of increasing responsibility. Most recently, he was director, financial reporting, where he was responsible for worldwide financial reporting, including SEC, consolidation and technical accounting processes. He joined the company as senior manager, financial reporting and technical accounting in 2004.

Prior, he held corporate accounting positions at Hayes Lemmerz International, Inc. in Northville, Mich. and KPMG LLP in Detroit, as well as served as president of a financial management and accounting services firm, 664 Consulting Group, PC, in Plymouth, Mich.

Banas earned a Bachelor of Business Administration degree in accounting at Wayne State University in Detroit and a Master of Business Administration degree in finance and accounting from the University of

Michigan in Ann Arbor. He is a Certified Public Accountant (CPA) and a member of the American Institute of CPAs.

About Cooper Standard
Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery, fluid transfer and anti-vibration systems. Cooper Standard employs more than 27,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

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Editor’s Note:	For a high-res image of Banas, please contact Adriana Van Duyn at avanduyn@bianchipr.com.
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